FOR IMMEDIATE RELEASE
Date:   May 9, 2006
Contact:       Patricia E. Hoch, Corporate Secretary
                               (717)920-5811  Fax: (717)920-1683

COMMUNITY BANKS, INC. DECLARES
SECOND QUARTER CASH DIVIDEND

Harrisburg, PA - Community Banks, Inc. (“Community”) (Listed on Nasdaq: CMTY) the parent company of CommunityBanks, has declared a quarterly cash dividend of $.20 per share payable July 3, 2006 to shareholders of record on June 19, 2006.

Community recently announced earnings for the first quarter ended March 31, 2006. Earnings per share (adjusted for the 5% stock dividend that was paid on April 28, 2006) increased 5% to $.44, compared to $.42 a share in the year earlier period.

Net income for the first quarter of 2006 almost doubled and reached $10.5 million compared to $5.5 million in the first quarter of 2005. Quarter-to-quarter net income comparisons reflect the mid-year 2005 merger of Blue Ball Bank, the largest and most significant merger in the history of Community.

Community is the 8th largest financial services holding company headquartered in Pennsylvania and the largest financial institution headquartered in its capital city of Harrisburg.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.